Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in U.S. Energy Corp.’s Registration Statements on Form S-3 (Nos. 333-267286, 333-265532 and 333-248906), Form S-1 (Nos 333-249738 and 333-220363) and Form S-8 (Nos. 333-108979, 333-166638, 333-180735, , 333-183911, 333-261600 and 333-267267) of our report dated April 13, 2023 relating to the December 31, 2022 and 2021 consolidated financial statements of U.S. Energy Corp., which appears in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado
April 13, 2023